     IMMEDIATE                                                    April 10, 1997


J.P. MORGAN REPORTS 1997 FIRST QUARTER RESULTS

J.P. Morgan & Co. Incorporated reported net income of $424 million in the first quarter of 1997, compared with $439 million in the first quarter of 1996. Earnings per share for the quarter were $2.04 compared with $2.13 a year ago.

Douglas A. Warner III, chairman, said: "J.P. Morgan produced good results in the first quarter. Revenues were up, without the exceptional fixed income results of a year ago, thanks to the strength and global diversification of our business. We are spending on capabilities that have clear growth potential. Momentum with clients remains strong."

     FIRST QUARTER 1997 RESULTS AT A GLANCE

                                                                                                     Fourth
                                                                   First quarter                    quarter
         -----------------------------------------------------------------------------------------------------
         In millions of dollars, except per share data         1997            1996                   1996
         -----------------------------------------------------------------------------------------------------
         Revenues                                           $ 1,833         $ 1,740                $ 1,805
         Operating expenses                                  (1,191)         (1,085)                (1,197)
         Income taxes                                          (218)           (216)                  (189)
         -----------------------------------------------------------------------------------------------------
         Net income                                             424             439                    419
         Net income per share                                 $2.04           $2.13                  $2.04
         -----------------------------------------------------------------------------------------------------
         Dividends declared per share                         $0.88           $0.81                  $0.88

     REVENUES rose 5% in the first quarter from a year ago.

        - Finance and Advisory revenues increased 8% to $451 million, mainly as a result of higher debt and equity underwriting revenues.

        - Market Making revenues totaled $733 million, a decline of $38 million. Revenues in emerging markets, equities, and foreign exchange were up strongly; fixed income revenues in developed markets were down from the high levels of 1996.

        - Asset Management and Servicing revenues increased 9% to $375 million, primarily reflecting gains in investment management and private client activities.

        - Proprietary Investing and Trading revenues, well diversified, rose 28% to $276 million.

        - Equity Investments revenues declined to $49 million from $66 million.

     OPERATING EXPENSES rose 10% in the 1997 first quarter from a year ago.

The remainder of this release contains information on specific areas of results, a financial summary, and the consolidated financial statements. A summary of business sector results is included on page 9.

--------------------------------------------------------------------------------
Press contact:                 Joseph M. Evangelisti                212/648-9589
Investor contact:              Ann B. Patton                        212/648-9446

REVENUES BY BUSINESS SECTOR

REVENUES rose to $1.833 billion, up 5% from the first quarter of 1996. Revenues from client-focused activities, which are reported in the Finance and Advisory, Market Making, and Asset Management and Servicing sectors, totaled $1.559 billion, up from $1.532 billion. Revenues from Equity Investments and Proprietary Investing and Trading activities increased 16% to $325 million.

FINANCE AND ADVISORY (Advisory, Debt and Equity Underwriting, and Credit) revenues increased 8% to $451 million. Revenues from debt and equity underwriting in both developed and emerging markets were up sharply, growing 61%, as issuers took advantage of favorable market conditions. Advisory revenues declined 26% from the first quarter of 1996, when fees from several large transactions were recorded. Revenues from global credit activities rose 9% to $230 million, primarily attributable to higher loan syndication revenues.

For the first quarter of 1997, Securities Data Co. ranked J.P. Morgan fourth in U.S. debt and equity underwriting, up from eighth a year ago. Morgan ranked fifth in completed mergers and acquisitions transactions worldwide, compared with fourth in the first quarter of 1996.

MARKET MAKING (Fixed Income, Equities, Foreign Exchange, and Commodities) revenues totaled $733 million, down from $771 million. While most markets showed strength early in the quarter, activity slowed in mid-March as a result of the directional shift in U.S. monetary policy.

Fixed income revenues of $264 million in developed markets declined from the very strong first-quarter 1996 level of $456 million. Revenues in the first quarter of last year benefited from gains on positions arising from client-related swap transactions. Overall, the volume of client transactions grew, but the number of higher-yielding, customized transactions declined.

In emerging markets, revenues rose nearly 50% to $186 million, as a result of short-term positioning gains and greater client demand.

Market making revenues in equities were up 63% to $152 million, as a result of strong demand in both the cash and derivative markets. Equity derivative revenues grew 64%, and equity commissions were up 47%, reflecting higher volumes and growing market share, primarily on U.S. and European exchanges.

Foreign exchange revenues rose 78%, with strong client demand in active markets. Commodities revenues were $12 million, down from $31 million a year ago.

ASSET MANAGEMENT AND SERVICING (Investment Management, Private Client Services, Futures and Options Brokerage, and Euroclear System) revenues rose 9% to $375 million in the first quarter. Revenues generated from institutional investment management activities and services for private clients increased 13% to $243 million. Assets under management grew 15% from a year ago to approximately $213 billion at March 31, 1997, due to net new business and, to a lesser extent, market appreciation.

EQUITY INVESTMENTS (Equity Portfolio Management for Morgan's own account) reported revenues of $49 million in the first quarter, compared with $66 million a year ago. Included in reported revenues are net gains on equity investments of $33 million in 1997, compared with $64 million in the 1996 first quarter, when gains were realized from the sale of a large investment. On a total return basis, combining reported revenues with the change in net unrealized appreciation, there was a loss of $25 million in the 1997 first quarter, reflecting a decline in the market value of the firm's investment portfolio, primarily related to insurance industry investments. This compares with a gain of $54 million a year ago.

PROPRIETARY INVESTING AND TRADING (Market Risk Positioning and Capital and Liquidity Management) revenues totaled $276 million for the 1997 first quarter compared with $215 million a year earlier and were broadly diversified across markets. The 28% increase in reported revenues reflects higher trading revenues, partially offset by lower net interest revenue from investing activities as higher-yielding investments, principally interest rate swaps, continue to mature. Total return - reported revenues plus the change in net unrealized appreciation - for the 1997 first quarter increased to $365 million from $106 million, as most trading and investing strategies produced higher returns.

CORPORATE ITEMS (Revenues and expenses not allocated to business sectors, intercompany eliminations, the taxable-equivalent adjustment, and results of sold or discontinued businesses) include revenues of $59 million in the first quarter of 1997 related to gains on hedges used to manage nontrading foreign currency exposures, and revenues of $37 million in the first quarter of 1996 related to Morgan's exit from custody and cash processing activities.

OPERATING EXPENSES

Operating expenses were $1.191 billion in the first quarter, up 10% from a year ago. The increase reflects investments in areas targeted for growth, including investment banking, equities, investment management, and private client services, as well as higher levels of business activity.

At March 31, 1997, staff totaled 15,483 employees compared with 15,431 employees at March 31, 1996.

Income tax expense in the first quarter totaled $218 million, based on an effective tax rate of 34%, compared with 33% in the first quarter of 1996.

ASSETS

Total assets were $226 billion at March 31, 1997, compared with $222 billion at December 31, 1996.

At March 31, 1997, the aggregate allowance for credit losses was $1.113 billion versus $1.116 billion at December 31, 1996. Nonperforming assets decreased to $110 million at March 31, 1997, from $120 million at December 31, 1996, as assets newly classified as nonperforming were more than offset by assets returned to performing status, repayments, and charge-offs. No provision for credit losses was deemed necessary in the 1997 first quarter.

CAPITAL

At March 31, 1997, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 8.9% and 12.6%, respectively, compared with tier 1 and total risk-based capital ratios of 8.8% and 12.2%, respectively, at December 31, 1996. The leverage ratio was 5.9% at both March 31, 1997, and December 31, 1996.

At March 31, 1997, stockholders' equity included approximately $402 million of net unrealized appreciation on debt investment and marketable equity investment securities, net the related deferred tax liability of $227 million. This compares with $464 million of net unrealized appreciation at December 31, 1996, net the related deferred tax liability of $268 million. The net unrealized appreciation on debt investment securities was $243 million and $255 million at March 31, 1997 and December 31, 1996, respectively. The net unrealized appreciation on marketable equity investment securities was $386 million at March 31, 1997, and $477 million at December 31, 1996.

In January 1997, JPM Capital Trust II, a wholly owned subsidiary of J.P. Morgan, issued $400 million qualifying as tier 1 capital under Federal Reserve Board guidelines through an issue of 7.95% trust preferred securities due 2027.

The firm purchased $555 million of J.P. Morgan common stock in the open market during the first quarter of 1997, following the Board of Directors' December 1996 authorization of the purchase of up to $750 million of shares. The firm also continued its program of purchasing J.P. Morgan shares to lessen the dilutive impact on earnings per share of the firm's employee benefit plans.

                                   #   #   #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, financial institutions, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture markets opportunities.

Attached are the financial summary, interim consolidated financial statements, which are unaudited, summary of sector results, trading and investment banking revenue table, and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet
(http://www.jpmorgan.com).

FINANCIAL SUMMARY
J. P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

Dollars in millions, except per share data

                                                                                          Fourth
                                                            First Quarter                 Quarter
                                                   -------------------------------     --------------
                                                     1997                1996             1996
                                                   --------------------------------------------------
Net Income                                                $424                $439            $419

PER COMMON SHARE
Net income (a)                                          $ 2.04              $ 2.13          $ 2.04
Dividends declared                                        0.88                0.81            0.88
Book value (b)                                           54.05               51.57           54.43
------------------------------------------------------------------------------------------------------
Weighted-average number of common and
      common equivalent shares outstanding         203,137,598         202,133,593     201,537,658
------------------------------------------------------------------------------------------------------
Dividends declared on common stock                        $160                $152            $163
Dividends declared on preferred stock                        9                   8               9

SELECTED RATIOS
Annualized rate of return on average
      common stockholders' equity (c)                     15.7 %              17.2 %          15.3 %
As % of period-end total assets:
      Common equity                                        4.6 %               5.0 %           4.8 %
      Total equity                                         4.9                 5.3             5.2
Regulatory capital ratios (d)
      Tier 1 risk-based capital ratio                      8.9 %               8.3 %           8.8 %
      Total risk-based capital ratio                      12.6                12.2            12.2
      Leverage ratio                                       5.9                 6.2             5.9
------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
      Debt investment securities (e)                  $ 25,452            $ 24,298        $ 26,728
      Loans                                             28,702              27,326          29,267
      Total interest-earning assets                    189,516             162,606         185,351
      Total assets                                     236,079             204,836         233,985
      Total interest-bearing liabilities               182,059             154,804         177,783
      Total liabilities                                224,684             194,160         222,607
      Common stockholders' equity                       10,701              10,065          10,684
      Total stockholders' equity                        11,395              10,676          11,378

Net interest earnings (fully taxable basis)                470                 418             505
Net yield on interest-earning assets                      1.01 %              1.03 %          1.08 %
------------------------------------------------------------------------------------------------------
Employees at period-end                                 15,483              15,431          15,527
------------------------------------------------------------------------------------------------------

(a) Earnings per share amounts represent both primary and fully diluted earnings per share, except for the three months ended December 31, 1996. Fully diluted earnings per share for the three months ended December 31, 1996, were $2.03.

(b) Excluding the impact of SFAS No. 115, the book value per common share would have been $51.98, $49.18, and $52.08 at March 31, 1997, March 31, 1996, and
December 31, 1996, respectively.

(c) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity would have been 16.5%, 18.1%, and 15.9% for the three months ended March 31, 1997, March 31, 1996, and December 31, 1996, respectively.

(d) In accordance with the Federal Reserve Board guidelines, these ratios exclude the equity, assets and off-balance-sheet exposures of J.P. Morgan Securities, Inc. and the effect of SFAS No. 115. Risk-based capital ratios for March 31, 1997 are estimates.

(e) Average debt investment securities are computed based on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except per share data

                                                                 Three months ended
                                        --------------------------------------------------------------------
                                        March 31      March 31      Increase/    December 31      Increase/
                                            1997          1996     (Decrease)           1996     (Decrease)
                                        --------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                          $2,892        $2,554           $338         $2,925          ($33)
Interest expense                           2,442         2,158            284          2,441             1
------------------------------------------------------------------------------------------------------------
Net interest revenue                         450           396             54            484           (34)

NONINTEREST REVENUE
Trading revenue                              697           758            (61)           512           185
Investment banking revenue                   226           201             25            277           (51)
Investment management revenue                184           157             27            182             2
Fees and commissions                         148           151             (3)           152            (4)
Investment securities revenue                 61            78            (17)            84           (23)
Other revenue                                 67            (1)            68            114           (47)
------------------------------------------------------------------------------------------------------------
Total noninterest revenue                  1,383         1,344             39          1,321            62

Total revenue                              1,833         1,740             93          1,805            28

OPERATING EXPENSES
Employee compensation and benefits           766           730             36            732            34
Net occupancy                                 73            73              -             73             -
Technology and communications                203           158             45            221           (18)
Other expenses                               149           124             25            171           (22)
------------------------------------------------------------------------------------------------------------
Total operating expenses                   1,191         1,085            106          1,197            (6)

Income before income taxes                   642           655            (13)           608            34
Income taxes                                 218           216              2            189            29
------------------------------------------------------------------------------------------------------------
Net income                                   424           439            (15)           419             5

PER COMMON SHARE
Net income (a)                             $2.04         $2.13         ($0.09)         $2.04             -
Dividends declared                          0.88          0.81           0.07           0.88             -
------------------------------------------------------------------------------------------------------------

(a) See Financial Summary for per common share data assuming full dilution.

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

Dollars in millions                                                                                         March 31    December 31
                                                                                                                1997           1996
                                                                                                            -----------------------
ASSETS
Cash and due from banks                                                                                     $  1,174       $    906
Interest-earning deposits with banks                                                                           1,955          1,908
Debt investment securities available-for-sale carried at fair value (cost: $23,416 at
 March 1997 and $24,610 at December 1996)                                                                     23,659         24,865
Trading account assets, net of allowance for credit losses of $350                                            89,417         90,980
Securities purchased under agreements to resell ($35,034 at March 1997
  and $32,455 at December 1996) and federal funds sold                                                        35,108         32,505
Securities borrowed                                                                                           31,981         27,931
Loans, net of allowance for credit losses of $563 at March 1997 and $566 at December 1996                     28,890         27,554
Customers' acceptance liability                                                                                  257            212
Accrued interest and accounts receivable                                                                       5,569          3,789
Premises and equipment                                                                                         3,160          3,137
Less: accumulated depreciation                                                                                 1,313          1,272
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                                    1,847          1,865
Other assets                                                                                                   6,525          9,511
-----------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                                 226,382        222,026
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                      1,219          1,501
   In offices outside the U.S.                                                                                   806            708
Interest-bearing deposits:
   In offices in the U.S.                                                                                     10,293          7,103
   In offices outside the U.S.                                                                                41,253         43,412
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                                53,571         52,724
Trading account liabilities                                                                                   55,338         50,919
Securities sold under agreements to repurchase ($55,448 at March 1997 and $56,117 at December 1996)
  and federal funds purchased                                                                                 60,155         61,429
Commercial paper                                                                                               4,023          4,132
Other liabilities for borrowed money                                                                          19,948         19,948
Accounts payable and accrued expenses                                                                          4,825          5,935
Liability on acceptances                                                                                         257            212
Long-term debt not qualifying as risk-based capital                                                           10,855          9,411
Other liabilities, including allowance for credit losses of $200                                                 986          1,442
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             209,958        206,152
Long-term debt qualifying as risk-based capital                                                                4,118          3,692
Company-obligated mandatorily redeemable preferred securities of subsidiaries                                  1,150            750
-----------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                                            215,226        210,594

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,400,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and outstanding: 2,444,300)                244            244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)                       250            250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                            200            200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,689,373 at March
   1997 and 200,688,123 at December 1996)                                                                        502            502
Capital surplus                                                                                                1,413          1,446
Retained earnings                                                                                              8,883          8,635
Net unrealized gains on investment securities, net of taxes                                                      402            464
Other                                                                                                            864            826
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              12,758         12,567
Less: treasury stock (19,562,782 shares at March 1997 and 15,765,455 shares at December 1996) at cost          1,602          1,135
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                    11,156         11,432
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                   226,382        222,026
-----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York
--------------------------------------------------------------------------------

Dollars in millions                                                                         March 31      December 31
                                                                                                1997             1996
                                                                                           ----------------------------
ASSETS
Cash and due from banks                                                                      $ 1,113          $   920
Interest-earning deposits with banks                                                           1,958            1,910
Debt investment securities available-for-sale carried at fair value                           22,416           23,510
Trading account assets, net of allowance for credit losses of $350                            72,600           72,549
Securities purchased under agreements to resell and federal funds sold                        34,613           27,762
Loans, net of allowance for credit losses of $561 at March 1997 and $565
   at December 1996                                                                           28,711           27,378
Customers' acceptance liability                                                                  257              212
Accrued interest and accounts receivable                                                       6,385            3,470
Premises and equipment                                                                         2,830            2,812
Less: accumulated depreciation                                                                 1,152            1,116
-----------------------------------------------------------------------------------------------------------------------

Premises and equipment, net                                                                    1,678            1,696
Other assets                                                                                   3,207            5,406
-----------------------------------------------------------------------------------------------------------------------

Total assets                                                                                 172,938          164,813
-----------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                      1,253            1,495
   In offices outside the U.S.                                                                   845              749
Interest-bearing deposits:
   In offices in the U.S.                                                                     10,304            7,114
   In offices outside the U.S.                                                                41,288           43,716
-----------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                53,690           53,074
Trading account liabilities                                                                   46,825           44,039
Securities sold under agreements to repurchase and federal funds purchased                    31,361           30,787
Other liabilities for borrowed money                                                          12,941           13,215
Accounts payable and accrued expenses                                                          2,833            4,203
Liability on acceptances                                                                         257              212
Long-term debt not qualifying as risk-based capital                                            7,800            5,436
Other liabilities, including allowance for credit losses of $200                               4,254              977
-----------------------------------------------------------------------------------------------------------------------
                                                                                             159,961          151,943
Long-term debt qualifying as risk-based capital                                                2,891            2,979
-----------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                            162,852          154,922

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                     -                -
Common stock, $25 par value (authorized shares: 11,000,000; outstanding: 10,599,027)             265              265
Surplus                                                                                        3,155            3,155
Undivided profits                                                                              6,521            6,334
Net unrealized gains on investment securities, net of taxes                                      161              149
Foreign currency translation                                                                     (16)             (12)
-----------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                    10,086            9,891
-----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                   172,938          164,813
-----------------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                               Asset         TOTAL
                        Finance              Manage-       CLIENT-      Equity      Proprietary        TOTAL
                            and   Market    ment and       FOCUSED     Invest-        Investing  PROPRIETARY  Corporate     CONSOL-
In millions            Advisory   Making   Servicing    ACTIVITIES       ments      and Trading   ACTIVITIES      Items      IDATED
------------------------------------------------------------------------------------------------------------------------------------
FIRST QUARTER 1997

Total revenues             $451     $733        $375        $1,559         $49             $276        $ 325      ($ 51)    $ 1,833
Total expenses              302      474         300         1,076           7               46           53         62       1,191
------------------------------------------------------------------------------------------------------------------------------------

Pretax income               149      259          75           483          42              230          272       (113)        642
------------------------------------------------------------------------------------------------------------------------------------

FIRST QUARTER 1996

Total revenues              416      771         345         1,532          66              215          281        (73)      1,740
Total expenses              259      410         271           940           8               36           44        101       1,085
------------------------------------------------------------------------------------------------------------------------------------

Pretax income               157      361          74           592          58              179          237       (174)        655
------------------------------------------------------------------------------------------------------------------------------------



BUSINESS SECTORS:

We describe the activities of J.P. Morgan using five business sectors. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients. Two sectors comprise proprietary activities that we conduct exclusively for our own account: Equity Investments and Proprietary Investing and Trading. The Finance and Advisory sector includes results of our Advisory, Debt and Equity Underwriting, and Credit activities. The Market Making sector includes results of our Fixed Income, Equities, Foreign Exchange, and Commodities activities, including positions taken to facilitate client transactions. The Asset Management and Servicing sector includes results of our Investment Management, Private Client Services, Futures and Options Brokerage, and Euroclear System activities. The Equity Investments sector includes results from our proprietary equity investment portfolio management activities and the Proprietary Investing and Trading sector includes results from our market risk positioning and capital and liquidity management activities. Corporate Items includes revenues and expenses that have not been allocated to the five business sectors, intercompany eliminations, the taxable-equivalent adjustment and the results of sold or discontinued businesses. For a complete description of our business sectors, please refer to the J.P. Morgan & Co. Incorporated 1996 Annual Report.


METHODOLOGY:

The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole. Certain prior year amounts have been reclassified to conform with the 1997 presentation.

TRADING REVENUE
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

Dollars in millions

------------------------------------------------------------------------------------------------
                            FIXED                  FOREIGN                   PROPRIETARY
                           INCOME    EQUITIES      EXCHANGE    COMMODITIES     TRADING    TOTAL
------------------------------------------------------------------------------------------------
First Quarter 1997           $346        $111        $120            $13           $107    $697


First Quarter 1996            533          94          68             34             29     758


Fourth Quarter 1996           273          69          84             10             76     512


------------------------------------------------------------------------------------------------



INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------


Dollars in millions

------------------------------------------------------------------------------------------
                              ADVISORY AND        UNDERWRITING          TOTAL INVESTMENT
                            SYNDICATION FEES        REVENUE              BANKING REVENUE
------------------------------------------------------------------------------------------
First Quarter 1997                    $129              $97                      $226


First Quarter 1996                     136               65                       201


Fourth Quarter 1996                    183               94                       277

------------------------------------------------------------------------------------------

ASSET QUALITY
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------


NONPERFORMING ASSETS

                                                      March 31        December 31       March 31
Dollars in millions                                       1997               1996           1996
                                                    ----------    ---------------     -----------
Impaired loans:
   Commercial and industrial                             $  55               $ 89           $110
   Other                                                    34                 29             42
-------------------------------------------------------------------------------------------------
                                                            89                118            152

Restructuring countries                                      2                  2              4
-------------------------------------------------------------------------------------------------

Total impaired loans                                        91                120            156

Other nonperforming assets                                  19                  -              -
-------------------------------------------------------------------------------------------------

Total nonperforming assets                                 110                120            156
-------------------------------------------------------------------------------------------------

AGGREGATE ALLOWANCE FOR CREDIT LOSSES

                                                      March 31        December 31       March 31
Dollars in millions                                       1997               1996           1996
                                                    -----------   ----------------    -----------
Aggregate allowance for credit losses  (a)              $1,113             $1,116         $1,117
-------------------------------------------------------------------------------------------------

                                                             First Quarter
                                                    ------------------------------
                                                          1997               1996
                                                    ------------------------------
Charge-offs:
   Commercial and industrial                              ($13)              ($15)
   Other                                                     -                 (3)
Recoveries                                                  10                  5
----------------------------------------------------------------------------------

(a) Prior to December 31, 1996, the aggregate allowance for credit losses was displayed in the consolidated balance sheet as a reduction of the carrying value of loans. For financial statement reporting purposes, beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants Banks and Savings Institutions Audit Guide, while we consider it in the aggregate, the total allowance has been apportioned and displayed in the consolidated balance sheet (see page 7) as a reduction of loans, a reduction of trading account assets relating to derivatives, and as other liabilities related to undertakings to extend credit that are not currently reflected in the balance sheet, such as standby letters of credit, guarantees, and commitments. Given the global and diversified nature of our business, expected shifts in the relative level of credit risk among financial instruments, and the numerous estimates and assumptions necessary to derive such allocated amounts, portions of the aggregate allowance may be reclassified from time to time.